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                                                                    EXHIBIT 12.1

                     Computation of Ratio of Earnings to Fixed Charges
                                             (in thousands)
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                                                                                                  Pro Forma
                                                                            Quarters ended      Quarter ended
                                                                        --------------------
                               Years ended December 31,                  March 30, March 29,       March 29,
                          ----------------------------------------------
                            1993       1994      1995    1996     1997     1997      1998            1998
                            ----       ----      ----    ----     ----     ----      ----            ----
                                                                            (unaudited)           (unaudited)
Earnings:
Income before taxes        $ 25,788  $ 29,432  $ 30,101 $ 34,763 $ 42,707 $ 9,466   $ 8,770          $ 407

Fixed Charges:
Interest expense                  -         -         -        -        -       -         -          7,662
Rentals                         198       198       198      363      396     100       100            100
                             ------    ------    ------   ------   ------  ------    ------         ------
                                198       198       198      363      396     100       100          7,762

Income before taxes and
fixed charges              $ 25,986  $ 29,630  $ 30,299 $ 35,126 $ 43,103 $ 9,566   $ 8,870        $ 8,169

Ratio of earnings to
fixed charges                131.24    149.65    153.03    96.77   108.85   95.66     88.70           1.05
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